AMENDMENT NO. 1 TO
                                ESCROW AGREEMENT
                                ---------------


         Reference is hereby made to that certain Agreement (the "Escrow Agreement"), dated as of the 15th day of August, 1996, by and among Continental Stock Transfer & Trust Company, a New York corporation (hereinafter referred to as the "Escrow Agent"), The Marquee Group, Inc., a Delaware corporation (the "Company"), and the individuals and entities listed on Exhibit A to the Escrow Agreement (the "Stockholders"). The undersigned each being a party to the Escrow Agreement and collectively being all of such parties thereto, do hereby amend (the "Amendment") the Escrow Agreement as follows:

         By striking Section 4 thereof in its entirety and by substituting in lieu of said section the following new Section:

         4. (a) The Escrow Shares are subject to the release to the Stockholders to the extent and only in the event the conditions set forth herein are met. The Escrow Agent, upon notice to such effect from the Company as provided in paragraph 5 hereof, shall deliver the Escrow Shares, together with stock powers executed in blank, and the Escrow Property deposited in escrow with respect to such Escrow Shares, to the respective Stockholders, only if, and to the extent that, one of the following conditions is met:


         (i) 425,000 Escrow Shares shall be released if, for the fiscal year ending December 31, 1997, the Company's income before provision for taxes ("Minimum Pretax Income") equals or exceeds $1,400,000;





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         (ii)  425,000 Escrow Shares (or, if the conditions set forth in (i)
               above were not met, 850,000 Escrow Shares) shall be released if, for the fiscal year ending December 31, 1998, the Minimum Pretax Income equals or exceeds $2,400,000;

         (iii) 425,000 Escrow Shares (or, if the conditions set forth in either
               (i) or (ii) were not met, the remaining Escrow Shares) shall be released if, for the fiscal year ending December 31, 1999, the Minimum Pretax Income equals or exceeds $3,400,000;

         (iv) All of the Escrow Shares shall be released if the Closing Price (as defined herein) of the Common Stock shall average in excess of $15.00 per share for any 20 consecutive trading days during the period commencing 24 months after the Effective Date and ending December 31, 1999; or

         (v) All of the Escrow Shares shall be released if the Company is acquired by or merged into another entity in a transaction in which stockholders of the Company receive per share consideration at least equal to the amount set forth in (iv) above.

         (b) As used in this Section 4, the term "Closing Price" shall be subject to adjustment in the event of any stock dividends, stock distribution, stock split or other similar event and shall mean:

               (1) If the principal market for the Common Stock is a national securities exchange or the Nasdaq National Market, the closing sales price of the Common Stock as reported by such exchange or market, or on a consolidated tape reflecting transaction on such exchange or market; or

               (2) if the principal market for the Common Stock is not a
                   national securities exchange or the Nasdaq National Market and the Common Stock is quoted on the Nasdaq SmallCap Market, the closing bid price of the Common Stock as quoted on the Nasdaq SmallCap Market; or

               (3) if the principal market for the Common Stock is not a
                   national securities exchange of the Nasdaq National Market and the

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                   Common Stock is not quoted on the Nasdaq SmallCap Market,
                   the closing bid for the Common Stock as reported by the National Quotation Bureau, Inc. ("NQB") or at least two markets makers in the Common Stock if quotations are not available from NQB but are available from markets makers.

         (c) The determination of Minimum Pretax Income shall be (i) calculated exclusive of any extraordinary earnings or charges (including any charges incurred in connection with the release from escrow of the Escrow Shares and any Escrow Property in respect thereof pursuant to the provision of this paragraph 4); (ii) derived solely from the businesses owned and operated by the Company as of the closing date of the Public Offering and upon consummation of the Acquisitions and shall not give effect to any operations relating to businesses or assets acquired after such date; and (iii) audited by the company's independent public accountants.

         (d) If the Escrow Agent has not received the notice provided for in Paragraph 5 hereof and delivered all of the Escrow Shares and related Escrow Property in accordance with the provision of this Paragraph 4 on or prior to March 31, 2000, the Escrow Agent shall deliver the certificates representing all or the remaining Escrow Shares, together with stock powers executed in blank, and related Escrow Property to the Company to be placed in the Company's treasury for cancellation thereof as a contribution to capital. After such date, the Stockholders shall have no further rights as a stockholder of the Company with respect to any of the canceled Escrow Shares.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Escrow Agreement to be executed by their duly authorized officers on this day of October, 1996.


THE MARQUEE GROUP, INC.

By: /s/ Robert M. Gutkowski
    -----------------------
    Robert M. Gutkowski, President
    and Chief Executive Officer


Continental Stock Transfer & Trust Company

By: /s/ Continental Stock Transfer & Trust Company
    ----------------------------------------------


STOCKHOLDERS:

The Sillerman Companies, Inc.

By: /s/ Robert F.X. Sillerman               /s/ Louis J. Oppenheim
    -------------------------               ----------------------
    Robert F.X. Sillerman                   Louis J. Oppenheim


By: /s/ Robert M. Gutkowski                 /s/ Michael Letis
    -----------------------                 -----------------
    Robert M. Gutkowski                     Michael Letis


By: /s/ Arthur C. Kaminsky                  /s/ Michael Trager
    ----------------------                  ------------------
    Arthur C. Kaminsky                      Michael Trager

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